Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related prospectus of The Marcus Corporation for the registration of securities not to exceed $150,000,000 and the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated August 11, 2008, with respect to the consolidated financial statements of The Marcus Corporation as of and for the two years in the period ended May 29, 2008, included in its Annual Report (Form 10-K) for the year ended May 28, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 11, 2009